Exhibit 8.1

_______________, 2011

Hudson Holding Corporation
111 Town Square Place, Suite 1500A
Jersey City, NJ 07310

Rodman & Renshaw Capital Group, Inc.
1251 Avenue of the Americas
New York, NY 10020

Ladies and Gentlemen:

We have acted as counsel to Hudson Holding Corporation, a Delaware corporation (“Hudson”), with respect to certain legal matters in connection with the registration statement on Form S-4 originally filed with the Securities and Exchange Commission (the “Commission”) on January 31, 2011 (Registration No. 333-171988), as amended to date (the “Registration Statement”), with respect to the proposed merger of Hudson with and into HHC Acquisition, Inc., a wholly owned subsidiary of Rodman and Renshaw Capital Group, Inc. (“Rodman”), pursuant to an Amended and Restated Agreement and Plan of Merger dated as of January 4, 2011 (the “Merger”). We have also participated in the preparation of the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences of the Merger” (the “Discussion”) in the Registration Statement.

This opinion is based on certain representations made by Hudson and Rodman as to factual matters as set forth in the Registration Statement. In addition, this opinion is based upon representation letters (the “Representation Letters”) issued by Hudson and Rodman as to certain matters of fact relating to this opinion. We have not attempted to verify independently such representations and statements, but in the course of our representation nothing has come to our attention that would cause us to question the accuracy thereof.

Based on certain of the representations made by Hudson and Rodman, including those made in the Representation Letters, and subject to the foregoing, we hereby confirm to you that the Discussion set forth under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement is our opinion insofar as such discussion constitutes statements or legal conclusions of U.S. federal income tax law with respect to the Merger, subject to the limitations set forth therein.

No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the Merger under state, local or non-U.S. laws or the reasonableness of the assumptions relied upon by us in rendering the opinion set forth herein.

We hereby consent to the filing of this opinion of counsel with the Commission as an exhibit to the Registration Statement, to the incorporation by reference of this opinion of counsel into the Registration Statement and the use of our name in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Haynes and Boone, LLP